EXHIBIT 99


                               THERMOGENESIS LOGO


                     THERMOGENESIS CORP. FILES PMA TO MARKET
                       CRYOSEAL(R) FIBRIN SEALANT (FS) IN
                            LIVER RESECTION SURGERIES

            - CryoSeal would be the First Autologous Fibrin Sealant -
                  - Potential FDA Approval Expected Late 2006 -

RANCHO CORDOVA, California (January 3, 2006) - ThermoGenesis Corp (NASDAQ: KOOL) announced today that the Center for Biologics Evaluation and Research (CBER) notified the Company that it was reviewing the Company's pre-market application
(PMA) for CryoSeal FS. The PMA submission was based on clinical results from a Phase III trial evaluating the safety and efficacy of CryoSeal FS as an adjunct to hemostasis in liver resection surgery against a control, Instat, a collagen absorbable hemostat. The multi-center randomized and blinded clinical trial of 150 cancer patients showed that CryoSeal FS demonstrated superiority to the Instat control by causing statistically significant quicker time to hemostasis (cessation of bleeding) versus the control group (p-value= <0.001). If approved, CryoSeal would be the only fibrin sealant produced from the patient's own blood (autologous) on the market and an alternative to conventional fibrin sealants derived from bovine tissue and pooled human bloods which are currently used in a wide range of surgeries.

Kevin Simpson, President and COO commented, "This first PMA filing is a pivotal milestone signaling our transition from an R&D and clinical stage company to an operation with recurring disposable revenues. Following regulatory approval, the CryoSeal FS System would provide the first `all-autologous' fibrin sealant product to be marketed in the United States and Japan where our distribution partner, Asahi Kasei Medical, filed documentation earlier this year to enable marketing approval."

Japan, at $145 million/year, and the United States, at $116 million/year, are the two largest fibrin sealant markets in a worldwide market estimated at over $450 million/year.

Regulatory Status
-----------------
ThermoGenesis Corp. has been granted the right to affix the CE Mark to the CryoSeal FS System by our European Notified Body. The product is being tested in clinical trials in Europe. Additional field trials are underway in Canada and Brazil. In Japan, the pivotal clinical trial was completed in late 2004 and the PMA was assembled in March 2005. Sales in the United States will follow FDA approval of the CryoSeal FS PMA which is expected in late CY 2006.

About ThermoGenesis Corp.
-------------------------
ThermoGenesis Corp. is a leader in enabling technologies for cell therapeutics. The Company's technology platforms lead the world in their ability to produce biological products from single units of blood.
     o The BioArchive(R) System, now distributed by GE Healthcare, is an automated robotic cryogenic device, is used by major cord blood stem cell banks in 26 countries as a key enabling technology for cryopreserving and archiving stem cell units for transplant.

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     o    The AutoXpress(TM)  System,  currently  undergoing Alpha testing, is a semi-automated robotic device and companion sterile closed blood processing disposable, to harvest stem cells from cord blood. Market launch by GE Healthcare is expected in 1Q CY2006.
     o The CryoSeal FS System, a semi-automated device and companion sterile blood processing disposable, is used to prepare hemostatic and adhesive surgical sealants from the patient's blood in about an hour. Enrollment in a 150 patient United States and 72 patient Japan pivotal clinical trials have been completed and the PMAs are under review by the United States FDA and the Japanese MHLW.
     o The Thrombin Processing Device (TPD(TM)) is a sterile blood processing disposable that prepares activated thrombin from a small aliquot of patient blood, or blood plasma in 25 minutes. The TPD market launch by Medtronic and Biomet is underway in Europe.

The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, certain delays beyond the Company's control with respect to market acceptance of new technologies and products, delays in testing and evaluation of products, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

                         For More Information, Contact:

                               ThermoGenesis Corp.
                        Philip H. Coelho: (916) 858-5100
                          Or Fern Lazar (212) 867-1762
                 or visit the web site at www.thermogenesis.com